Exhibit 99
FOR IMMEDIATE RELEASE

August 8, 2019

THE EASTERN COMPANY REPORTS NET SALES OF $61.4 MILLION AND
 EARNINGS OF $0.40 PER DILUTED SHARE FOR THE SECOND QUARTER OF 2019

SECOND QUARTER CASH FROM OPERATIONS OF $7.2 MILLION
SETS A NEW RECORD IN EASTERN'S 160-YEAR HISTORY

Naugatuck, CT – The Eastern Company (NASDAQ:EML) today announced the results of operations for the second quarter of 2019.  Net sales for the second quarter were $61.4 million, compared to $60.9 million for the same period in 2018.  Net sales for the first six months of 2019 were $122.3 million compared to $120.3 million in the first six months of 2018.  Mr. August Vlak, President and CEO, said "Sales growth in the second quarter and the first six months of 2019 is primarily the result of the addition of several new truck mirror programs as well as continued growth in sales to Class 8 truck customers, which was partially offset by lower sales to recreational vehicle OEMs."

Net income for the second quarter of 2019 was $2.5 million, or $0.40 per diluted share, compared to $3.3 million, or $0.52 per diluted share, for the same period in 2018.  Net income for the first six months of 2019 was $4.1 million, or $0.65 per diluted share, compared to $6.4 million, or $1.01 per diluted share in the first six months of 2018.  Mr. Vlak, stated that "The decline in second quarter net income, compared to the same period in 2018, reflects $1.8 million of one-time restructuring costs associated with the discontinuation of Road-iQ, a subsidiary of Velvac, and the consolidation of our Composite Panel Technologies facility, as well as an increase in M&A related expenses."

Mr. Vlak said that "Total net sales grew 1% and 2% in the second quarter and the first six months, respectively, compared to the same period in 2018.  Sales in the Industrial Hardware Segment increased by 5% for the second quarter of 2019 as compared to the second quarter of 2018 due to strong growth across our many transportation end-markets, which was partly offset by a decline in sales to recreational vehicle manufacturers.  Sales in the Security Products Segment declined by 8% in the second quarter of 2019 compared to the second quarter of 2018 primarily as a result of lower demand for our commercial laundry products and lower sales of products to the recreational vehicle market by our China manufacturing facility.  Second quarter sales in the Metal Products Segment were up 4% compared to the same period in 2018, primarily due to an increase in industrial casting."

Mr. Vlak added that "The decline in net income for the second quarter of 2019 compared to the same period in 2018 is primarily attributable to restructuring costs of $1.8 million related to the discontinuation of Road-iQ and the consolidation of our Composite Panel Technologies facility in North Carolina with our facility in British Columbia.  We have adopted a leaner approach to developing enhanced vision products at Velvac and discontinued our existing Road-iQ operations.  One-time costs associated with this discontinuation included a write-off of software, inventory and fixed assets, severance, and lease termination expenses.  These costs were partially offset by the elimination of a contingent liability related to Road-iQ.  In addition, in the first 6 months of 2019, we incurred $0.6 million in China related tariffs. Our businesses have been successful in working with our customers to mitigate the impact of these tariffs on our earnings."

Mr. Vlak stated that "Our balance sheet strengthened significantly in the second quarter of 2019, positioning the Company for further growth.  We generated $7.2 million in cash from operations, setting a new record in Eastern's 160-year history, primarily as a result of our work to better manage our working capital.  We used our cash flow to reduce our total debt by $5.9 million from $28.3 million at the end of the first quarter of 2019 to $22.4 million at the end of the second quarter.  Following the end of the quarter, we repaid an additional $2.5 million of debt."

Mr. Vlak continued that "Looking ahead, we don't expect further restructuring charges in the second half of the year and our backlog is expected to remain strong for the remainder of 2019 due to continued demand for our products in Class 8 trucks, truck accessories, and other core markets, as well as a number of new product launches.  We continue to look for opportunities to expand our businesses through acquisitions.  We are confident that our three-part strategy of optimizing our portfolio of businesses, improving execution and building our balance sheet will generate long-term results for our shareholders."

The Eastern Company will host a conference call to discuss its results for the second quarter of 2019 and other matters on Friday August 9, 2019 at 9:00 a.m. Eastern Time.  Participants can access the conference call by phone at (888) 669-0687 (toll free in US & Canada) or (862) 298-0702 (International).  Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/31285.

About The Eastern Company
The Eastern Company is 161-year old manufacturer of industrial hardware, security products and metal castings.  It operates 16 locations in the United States, Canada, Mexico, Taiwan and China.

Safe Harbor for Forward-Looking Statements
Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words "believes," "intends", "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations.  These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements.  Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers, cybersecurity breaches, changes in competition in our markets, and increased prices for raw materials resulting from tariffs on imported goods or otherwise.  There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission.  We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net Sales	$61,439,929	$60,860,852	$122,323,077	$120,305,849

Net Income	$ 2,529,733	$3,258,477	$4,100,733	$6,358,672

Net Income Per Share:
Basic	$ 0.41	$0.52	$0.66	$1.02
Diluted	$ 0.40	$0.52	$0.65	$1.01

Weighted average
shares outstandings:
Basic	6,233,773	6,265,315	6,232,744	6,264,435
Diluted	6,263,031	6,292,317	6,262,002	6,291,437